FOR IMMEDIATE RELEASE	Contact:	Jim Delamater
President & CEO
Northeast Bancorp

Northeast Bancorp Announces 3rd Quarter Earnings and Dividend,
Earnings Increase Over Same Period Last Year

AUBURN, MAINE - 4/21/2003 - Northeast Bancorp (AMEX "NBN") announced that earnings for the third quarter ended March 31, 2003, were $1,076,026 or $0.40 per diluted share. Earnings for the same period last year were $963,697 or $0.36 per diluted share. In addition, the Board of Directors, declared a regular quarterly dividend of $0.08 per outstanding share payable on May 23, 2003, to stockholders of record on May 2, 2003.

Earnings for the nine months ended March 31, 2003, were $2,894,947 or $1.08 per diluted share, compared with $2,924,422 or $1.10 per diluted share for the same period last year. These results were in line with management's expectations and consistent with the Company's desire to balance the need for the maintenance of a high level of asset quality, well managed interest rate risk position, and ongoing investment into the development of shareholder value.

The Company recently expanded into the Portland area with its opening of a Commercial Banking Center and has relocated its investment division, Northeast Financial Services, to a new Falmouth location. Although these investments in our continued growth and expansion are expected to continue to have a negative impact on short term results; the Company believes that its investment offers potential for increased revenue in the future.

Jim Delamater, President & CEO commented, "We are very pleased to be able to deliver quality earnings in light of our decision to continue to maintain an asset sensitive interest rate risk position and to adhere to traditional credit and pricing standards. While the current low interest rate environment is conducive to the sale of secondary market loans and, therefore, an excellent environment for the generation of fee income from the sale of mortgage loans to the secondary market, it has put pressure on net interest income. We remain convinced that our decision to remain asset sensitive is best suited to the protection of our balance sheet and is likely to result in increases to revenue if rates rise in the future. In the event that interest rates remain low, we shall continue to benefit from fee income related to the sale of loans. While this level of income may not be sufficient to offset the reduction in net interest income from earning assets, the long term health of our organization is far more important to us than the creation of short-term results."

Northeast Bank and Northeast Financial Services, Inc., wholly owned subsidiaries of Northeast Bancorp, combine to deliver a vast array of financial products and services, including traditional bank products, investments, insurance, trust services and financial planning services via 14 office locations throughout western, central and mid-coastal Maine.

The Company maintains a well diversified loan portfolio of approximately $384 million and management believes that its overall asset quality is in good condition. Reserves for loan losses are $3,905,000 as of March 31, 2003, and management deems this level to be adequate to protect against loan losses. Total assets, as of March 31, 2003, are $469,714,746 and book value per share is $13.89.

Northeast derives revenue from a combination of traditional net interest income and fees associated with the delivery of multiple financial products and services. President Delamater added, "Our organization continues to focus on the delivery of multiple products and services to each and every customer we serve and to rely on our needs-based method to make certain that each and every product is well matched to the customer's personal goals and objectives. This high level of product diversity allows us to generate multiple streams of income and to greatly enhance the overall profitability of each relationship. We currently serve in excess of 20,000 households in our market area and continue to strive to deliver a high level of personalized service so as to successfully develop long term and mutually profitable relationships."

The Headquarters for Northeast Bancorp is at 158 Court Street in Auburn, Maine. Northeast management encourages present and prospective shareholders to call Jim Delamater, President & CEO, if they desire to receive additional information or, in general, wish to discuss the Company and/or its products and services or ongoing efforts to promote and develop shareholder value. Jim can be reached at 1-800-284-5989, or at jimdelamater@northeastbank.com. Management also suggests that any person interested in utilizing the services of Northeast Bancorp and its subsidiaries or learning more about the Company should access its web site at www.northeastbank.com.

NORTHEAST BANCORP
(Dollars in Thousands, Except Per Share and Shares Outstanding Data)

	Three Months Ended			Nine Months Ended
	March 31,		%	March 31,		%
	2003	2002	Change	2003	2002	Change
Selected Financial Information

Income Statement Data

Interest Income	$ 6,975	$ 7,493	-7%	$ 21,734	$ 24,102	-10%
Interest Expense	3,336	3,935	-15%	10,541	13,161	-20%
Net Interest Income	3,639	3,558	2%	11,193	10,941	2%
Provision for Loan Losses	225	211	7%	916	632	45%
Net Interest Income after
Provision for Loan Losses	3,414	3,347	2%	10,277	10,309	0%
Non-interest Income	1,524	1,250	22%	3,993	3,151	27%
Non-interest Expense	3,344	3,122	7%	9,954	8,977	11%
Operating Income before Income Tax	1,594	1,475	8%	4,316	4,483	-4%
Income Tax Expense	518	511	1%	1,421	1,559	-9%
Net Income	$ 1,076	$ 964	12%	$ 2,895	$ 2,924	-1%

Per share data
Basic earning per common share	$ 0.41	$ 0.37	11%	$ 1.09	$ 1.13	-4%
Diluted earnings per common share	$ 0.40	$ 0.36	11%	$ 1.08	$ 1.10	-2%
Weighted Average Shares Outstanding
Basic	2,645,827	2,594,666	2%	2,646,954	2,583,312	2%
Diluted	2,687,411	2,669,016	1%	2,686,567	2,660,058	1%

Book Value Per Share	13.89	12.69		13.89	12.69
Tangible Book Value Per Share	13.49	12.19		13.49	12.19

Net interest margin	3.43%	3.39%		3.55%	3.49%
Net interest spread	3.08%	2.96%		3.16%	2.98%
Return on average assets (annualized)	0.90%	0.89%		0.87%	0.90%
Return on equity (annualized)	11.70%	11.72%		10.69%	12.07%
Tier I leverage ratio (Bank)	8.67%	8.46%		8.67%	8.46%
Tier I risk-based capital ratio (Bank)	11.39%	11.74%		11.39%	11.74%
Total risk-based capital ratio (Bank)	12.00%	12.38%		12.00%	12.38%
Efficiency ratio	65%	65%		66%	64%
Nonperforming loans	1,395	1,617		1,395	1,617
Total nonperforming assets	1,643	2,057		1,643	2,057
Nonperforming loans as a % of total loans	0.36%	0.44%		0.36%	0.44%
Nonperforming assets as a % of total assets	0.35%	0.47%		0.35%	0.47%

	March 31,
	2003	2002		Change
Balance Sheet Highlights

Investment Securities	$ 30,520	$ 43,178		-29%
Loans	384,000	366,371		5%
Total Assets	469,715	439,448		7%

Deposits
NOW and Money Market	96,519	73,663		31%
Savings	24,224	21,128		15%
Certificates of Deposits	145,236	151,777		-4%
Brokered Deposits	26,625	29,027		-8%
Noninterest-bearing Deposits	37,873	28,120		35%
Total Deposits	330,477	303,715		9%

Borrowings	93,377	91,143		2%
Shareholders' Equity	36,743	33,590		9%

Shares outstanding	2,645,827	2,647,712		0%